FINANCING TERM SHEET
                                eAutoclaims, Inc.
                                    15% Note

Issuer:             eAutoclaims, Inc. a Nevada corporation (the "Company")

Securities:         $500,000 note.  The note due and payable immediately upon
                     closing of building sale to new buyer.

Prepayment Penalty: There will be no penalty for early payment.

Interest:           Interest will be 15% APR. Interest will be paid immediately upon closing of the building sale from the net proceeds.

Warrant:           Holder of the note will receive a warrant to purchase 200,000 shares of eAutoclaims Rule 144 stock, exercisable at
                   $0.20 per share, callable at $0.50 per share.

Collateral:         The Holder of the note will have the right to the purchase option on the building as collateral in the event the building sale does not take place. eAutoclaims will retain the rights to the net profits on the building sale to the new buyer after repayment of the note according to the above terms. eAutoclaims shall have 120 days to replace the buyer.

Registration Rights: Holder of the note will have piggyback registration rights.

Closing Costs:       The holder will receive 1% at the time of funding.

Maturity Date:         Upon closing of the building sale to the new buyer.



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                   Date                              eAutoclaims, Inc